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                                                                    EXHIBIT 99.1


                                  Contact:    Michael Dale, President/CEO
                                              Jack Judd, Chief Financial Officer
                                              763/553-7736


                                              EVC Group, Inc.
                                              Doug Sherk, Jennifer Beugelmans
                                              415/896-6820
                                              Anne Bugge
                                              206/926-5220

FOR IMMEDIATE RELEASE


ATS MEDICAL REPORTS 41 PERCENT REVENUE GROWTH IN THIRD QUARTER

                               o US SALES UP 38%
                          o INTERNATIONAL SALES UP 43%
               o CONFERENCE CALL SCHEDULED FOR TODAY AT 5 PM EDT


MINNEAPOLIS, October 27, 2004 -- ATS Medical, Inc. (NASDAQ: ATSI) developer and manufacturer of the ATS Open Pivot(R) mechanical heart valve and related cardiac surgical accessories and technologies today reported that revenue for the third quarter of 2004 increased 41 percent to $6.5 million, compared to sales of $4.6 million for the third quarter of 2003. The net loss for the third quarter of 2004 was $4.5 million and was impacted by approximately $400,000 in factory production ramp up costs recognized as cost of goods sold. The third quarter 2003 net loss was $307,000, which was benefited by a $2.6 million gain on extinguishment of debt.

For the first nine months of 2004, revenue increased 62 percent to $20.8 million, as compared to $12.9 million for 2003. Net loss for the first nine months of 2004 was $11.2 million compared with $4.9 million for 2003.

Michael D. Dale, President and CEO of ATS Medical commented, "We are pleased with our continued progress in all markets. In the U.S. market we grew sales 38 percent compared to the third quarter of 2003 to $2.0 million. We sold to more open heart centers during the quarter than in any other quarter of our company's history. In international markets, we grew sales 43 percent to $4.5 million.

"Worldwide, we now estimate that our procedure share of the mechanical heart valve market to be more than 13%, and that our growing open heart surgery center presence is fast becoming the cardiac surgery business platform we set out to build two years ago. We look forward to leveraging this platform in the coming year."


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Mr. Dale continued, "The production ramp-up at our carbon facility remains on schedule and most of our work force at the facility has now been hired. We expect training in large part to be completed by the end of the fourth quarter. We continue to believe that we will realize significant cost savings by manufacturing our own pyrolytic carbon components. These lower manufacturing costs represent a primary factor behind our predicted profitability in 2006.

"Looking ahead to the remainder of 2004, we continue to expect total sales for the year to be at least $28 million, a growth rate of more than 50 percent over 2003. Our initial estimate for 2005 will be to grow revenue by at least 20 to 25 percent versus 2004." concluded Mr. Dale.

CONFERENCE CALL TODAY
---------------------
ATS management will host a conference call and webcast today, October 27 at 5 p.m. ET to discuss its third quarter financial results, outlook for 2004 and current corporate developments. The dial in number for the conference call is 800-218-9073 for domestic participants and 303-262-2131 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through midnight Easter time on Wednesday, November 3, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11010821#. A live webcast of the call can be accessed at www.atsmedical.com by clicking on the Investors icon. The webcast will also be archived on the company's website.

ABOUT ATS MEDICAL
-----------------
ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 40 countries. The ATS Open Pivot(R) Valve has been implanted in over 95,000 patients and utilizes a unique pivot design that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.

SAFE HARBOR
-----------
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2003.

                               (tables to follow)







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                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                         Three months ended           Nine months ended
                                                            September 30,                 September 30,
                                                    ----------- -- -----------    ------------ -- -----------
                                                       2004           2003           2004            2003
                                                    -----------    -----------    ------------    -----------
Net sales                                               $6,547         $4,639         $20,789        $12,850
Cost of goods sold                                       5,178          3,255          15,372          9,252
                                                    -----------    -----------    ------------    -----------
Gross profit                                             1,369          1,384           5,417          3,598

Operating expenses:
      Sales and marketing                                4,211          2,809          11,827          6,350
      Research and development                             278            384             651          1,213
      General and administrative                         1,423          1,091           4,171          3,121
      Extinguishment of debt                                 0         (2,575)              0         (2,575)
                                                    -----------    -----------    ------------    -----------
      Total operating expenses                           5,912          1,709          16,649          8,109
                                                    -----------    -----------    ------------    -----------
Operating loss                                          (4,543)          (325)        (11,232)        (4,511)
                                                    -----------    -----------    ------------    -----------

Interest income (expense)                                   17             18              33           (438)
                                                    -----------    -----------    ------------    -----------

Net loss                                               ($4,526)         ($307)       ($11,199)       ($4,949)
                                                    ===========    ===========    ============    ===========

Net  loss per share:
Basic and diluted                                       ($0.15)        ($0.01)         ($0.40)        ($0.21)

Weighted average number of shares outstanding:
Basic and diluted                                       30,730         24,743          28,215         23,138



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                                ATS MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             September 30,        December 31,
                                                                 2004                 2003
                                                           ----------------    -----------------
CURRENT ASSETS
Cash and short-term investments                                    $20,692               $8,475
Accounts receivable                                                  6,772                4,939
Inventories                                                         20,398               20,377
Prepaid expenses                                                       497                  508
                                                           ----------------    -----------------
Total current assets                                                48,359               34,299

Property and equipment, net                                          6,933                5,895
Other inventories                                                    8,000               17,000
Intangible assets                                                   18,727               18,500
Other assets                                                           437                  440
                                                           ----------------    -----------------
TOTAL ASSETS                                                       $82,456              $76,134
                                                           ================    =================


LIABILITIES
Accounts payable                                                    $2,851                 $989
Accrued payroll                                                      1,669                1,343
Other accrued liabilities                                              647                  692
Current maturities of long-term debt                                   556                    0
                                                           ----------------    -----------------
Total current liabilities                                            5,723                3,024

Long-term liabilities                                                  145                  307
Long-term debt                                                       1,944                    0

Shareholders' equity                                                74,644               72,803
                                                           ----------------    -----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                           $82,456              $76,134
                                                           ================    =================




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                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)


                                                                     Nine months ended September 30,
                                                                   ------------------------------------
                                                                        2004                2003
                                                                   ----------------    ----------------
OPERATING ACTIVITIES
Net loss                                                                  ($11,199)            ($4,949)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                               802                 583
    Compensation expense on stock options                                       33                   5
    Loss on disposal of equipment                                               14                   2
    Non-cash interest expense                                                    5                 320
    Gain on extinguishment of debt                                               0              (2,575)
    Changes in operating assets and liabilities                              9,141               6,577
                                                                   ----------------    ----------------
Net cash used by operating activities                                       (1,204)                (37)

INVESTING ACTIVITIES
Sales of short-term investments, net of purchases                            1,981                (743)
Purchases of intangibles                                                      (232)            (12,000)
Net purchases of furniture, machinery and equipment                         (1,854)               (595)
                                                                   ----------------    ----------------
Net cash used by investing activities                                         (105)            (13,338)

FINANCING ACTIVITIES
Net proceeds from sale of common stock                                      12,975              11,555
Advances on notes payable                                                    2,500                   0
                                                                   ----------------    ----------------
Net cash provided by financing activities                                   15,475              11,555

Effect of exchange rate changes on cash                                         32                   0
                                                                   ----------------    ----------------

Increase (decrease) in cash and cash equivalents                           $14,198             ($1,820)
                                                                   ================    ================